Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Completes Sale of the Grand Hotel Minneapolis

Bethesda, MD, December 5, 2018 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has closed on the sale of the 140-room, Grand Hotel Minneapolis in Minneapolis, Minnesota for $30.0 million.
The sale price of $30.0 million includes the 140-room hotel and the 57,000 square foot fitness center which is fully leased to a third-party tenant until June 2019. The sales price reflects a 7.9x EBITDA multiple and an 11.2% net operating income capitalization rate (after an assumed annual capital reserve of 4.0% of total hotel revenues) based on the trailing twelve-month operating performance for the period ended October 31, 2018. Excluding the approximate $1.3 million of net rental income generated by the third-party lease, the sales price reflects a 12.2x EBITDA multiple and a 6.7% net operating income capitalization rate. The Company estimates that the taxable loss associated with the sale will be approximately $4.0 million.

Proceeds from the sale of the Grand Hotel Minneapolis will be utilized for general business purposes which may include reducing the Company’s outstanding debt. As of result of this completed sale, the Company’s total net debt to trailing 12-month corporate EBITDA is estimated to be 5.1 times.

In mid-December, the Company intends to provide an updated 2018 and fourth quarter outlook incorporating the sale of the Grand Hotel Minneapolis and all acquisitions and dispositions associated with the closing of the acquisition of LaSalle Hotel Properties.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 63 hotels, totaling approximately 15,300 guest rooms, located in 10 states and the District of Columbia, in the following markets: Del Mar, California; Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Santa Cruz, California; Washington, DC; Coral Gables, Florida; Key West, Florida; Naples, Florida; Buckhead, Georgia; Chicago, Illinois; Boston, Massachusetts; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

All information in this press release is as of December 5, 2018. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
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www.pebblebrookhotels.com